UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

Dell Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 338-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	As previously announced, Kevin B. Rollins resigned his position as President and Chief Executive Officer on January 31, 2007. He remains employed as an advisor to the company through May 4, 2007. He will continue to receive his current annual base salary and benefits until his termination of employment.

(e)	In connection with Mr. Rollins’ January 31, 2007 resignation from the position of President and Chief Executive Officer, the company and Mr. Rollins entered into a Separation Agreement and Release and a Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (together, “Separation Agreements”) on February 13, 2007. The Separation Agreements provide that Mr. Rollins will receive a cash severance payment of $5 million to be paid in five equal installments between May 4, 2007 and April 15, 2008. In the Separation Agreements, Mr. Rollins provided a general release of claims against the company and agreed to certain noncompetition and nonsolicitation obligations for a period of 12 months following his termination of employment. The Separation Agreements were approved by the company’s board of directors.

A copy of the Separation Agreement and Release is attached as Exhibit 99.1, and a copy of the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement is attached as Exhibit 99.2.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Separation Agreement and Release between Kevin B. Rollins and Dell Inc.
99.2	Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date: February 20, 2007

By: /s/ Thomas H. Welch, Jr.
       Thomas H. Welch, Jr.
       Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Separation Agreement and Release between Kevin B. Rollins and Dell Inc.
99.2	Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc.

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